Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form S-4 of our report dated June 30, 2022, relating to the financial statements of OneMedNet Corporation as of December 31, 2021 and 2020 and to all references to our firm included in this registration statement.

/s/ BF Borgers CPA PC
BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

September 29, 2022